Exhibit 3

NOTICE TO THE HOLDERS OF NOTES ISSUED BY

OI S.A. – IN JUDICIAL REORGANIZATION,

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V. – IN JUDICIAL REORGANIZATION

in respect of:

PTIF’s 6.25 per cent. Notes due 2016 (ISIN No.: PTPTCYOM0008)

(the “Notes”)

RIO DE JANEIRO, RJ, BRAZIL, June 15, 2018 — Oi S.A. – In Judicial Reorganization (“Oi”) and Portugal Telecom International Finance B.V. – In Judicial Reorganization (“PTIF”) announce today that they have commenced the settlement procedures for Non-Qualified Holders (as defined below) to receive the Non-Qualified Recovery (as defined below) applicable to the above Notes issued by PTIF (the “Issuer”).

The terms and conditions for Non-Qualified Holders to validly participate and surrender Notes for the Non-Qualified Recovery are described in the Information Statement, dated June 15, 2018 (the “Information Statement”), issued in respect of these Notes.  Copies of the Information Statement are available through the website at www.lucid-is.com/oi (the “Website”). Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the previously announced Amended and Restated Information and Election Statement dated February 14, 2018 (the “Election Statement”).

Subject to the terms and conditions described in the Information Statement, the deadline for Non-Qualified Holders to validly participate and surrender their Notes is 10:00 a.m., Lisbon time, on July 13, 2018, unless the deadline is extended by Oi and the Issuer in their sole discretion (such time and date, as the same may be extended, the “Expiration Date”).

“Non-Qualified Holders” are holders of Notes that (1) appear on the list (the “Non-Qualified Election List”) maintained by Lucid Issuer Services Limited as the “Information Agent” specifically for this Non-Qualified Recovery Settlement (and which is based on the information provided by Non-Qualified Holders to the Election Tabulation Agent (as defined in the Election Statement) and (for holders entitled to Bondholder Credits of R$50,000 or less) to Oi) of Non-Qualified Bondholders (as defined in the Election Statement) that made a valid Non-Qualified Recovery Election (as defined in the Election Statement) at or prior to 11:59 Brasilia time on March 8, 2018, in accordance with the procedures set forth in the Amended and Restated Information and Election Solicitation Statement dated February 14, 2018 (the “Election Statement”). Capitalized terms used but not otherwise defined in this press release shall have the meaning given to them in the Election Statement.

In accordance with the procedures for Non-Qualified Recovery Election Transfers set forth in the Election Statement, no Non-Qualified Recovery Election Transfer will be recorded with respect to any transfer of Notes that occurs after 10:00 a.m., Lisbon Time, on June 15, 2018, the date on which the Non-Qualified Settlement Procedure has commenced. Any Non-Qualified Transfer Notice with respect to such transfer will not be accepted and shall be invalid.

Each Non-Qualified Holder that validly participates and surrenders its Notes in accordance with the procedures set forth in the Information Statement will receive a participation interest in the principal amount of US$500 under the Non-Qualified Credit Agreement for each US$1,000 of Bondholder Credits held by such Non-Qualified Holder (the “Non-Qualified Recovery”).

The Non-Qualified Recovery will consist of a participation interest under a credit agreement to be entered into by and among Oi, the Issuer, Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization, Telemar Norte Leste S.A. – In Judicial Reorganization, Oi Móvel S.A. – In Judicial Reorganization, Copart 4 Participações S.A. – In Judicial Reorganization and Copart 5 Participações S.A. – In Judicial Reorganization and Lucid Agency Services Limited, as facility agent substantially in the form of Exhibit A to the Information Statement (the “Non-Qualified Credit Agreement”).

The principal amount of the Non-Qualified Recovery that each Non-Qualified Holder that validly participates in the Non-Qualified Recovery Settlement will receive will be determined based on the amounts of credit evidenced by the Notes (the “Bondholder Credits”), which is the sum of the (i) principal amount of the Notes held by such Non-Qualified Holder, subject to reduction by the amount that any Non-Qualified Holder received in the Small Creditor Program (as defined in the Election Statement) plus (ii) accrued and unpaid interest in respect of the Notes held by such Non-Qualified Holder (other than any Non-Qualified Holder that validly participated in the Small Creditor Program) from the last interest payment date on which the Issuer made an interest payment on such Notes to, but not including, June 20, 2016 (the “Accrued Interest”, in the amount indicated in the Election Statement in respect of the Notes), converted into U.S. dollars at the exchange rate for Euros into U.S. Dollars on December 11, 2017 as published by Bloomberg.

In order for a Non-Qualified Holder to validly participate in the Non-Qualified Recovery Settlement, such Non-Qualified Holder must include in its instruction posted through the Website its unique identification code, which has been assigned to it by the Information Agent (the “Unique Token Number”), following the information lists received by it from Oi or by D.F. King, as applicable. Each Unique Token Number will be sent by the Information Agent, together with this Information Statement, to each holder of Notes to such holder’s email address, and will in addition be made available to each holder of Notes upon request from the Information Agent by email to oi@lucid-is.com. Further information will be available through the Website.

For a more detailed description of the procedures that each Non-Qualified Holder needs to follow to surrender its Notes, including the delivery of instructions through the Website and the corresponding transfer orders to the relevant Interbolsa participants, please see the Information Statement.

Concurrently with this Non-Qualified Recovery Settlement, holders of beneficial interests in other notes issued by PTIF (the “PTIF Wholesale Notes”) that appear on the Non-Qualified Election List may validly participate and surrender their PTIF Wholesale Notes pursuant to the procedures set forth in a separate information statement relating to the Non-Qualified Recovery with respect to the PTIF Wholesale Notes (the “PTIF Wholesale Notes Non-Qualified Recovery Settlement”). Copies of the information statement relating to the PTIF Wholesale Notes Non-Qualified Recovery Settlement are available on the website of D.F. King as information agent for PTIF Wholesale Notes, at https://sites.dfkingltd.com/oisettlement.

Non-Qualified Holders that do not validly participate and surrender their Notes in accordance with the procedures set forth in the Information Statement or the information statement relating to the PTIF Wholesale Notes Non-Qualified Recovery Settlement will ONLY be entitled to receive the Default Recovery.

The settlement of the Non-Qualified Recovery is subject to the satisfaction or waiver of certain conditions described in the Information Statement.  Oi and the Issuer have the right to modify, extend or otherwise amend the settlement of the Non-Qualified Recovery if any of such conditions are not satisfied and such conditions are not waived by Oi and the Issuer.

Questions and requests for assistance may be directed to the Information Agent via www.lucid-is.com/oi.

The Information Agent may also be contacted via email at oi@lucid-is.com or at their offices located at: Tankerton Works, 12 Argyle Walk, London WC1H 8HA, United Kingdom.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Brazilian applicable regulation. Statements that are not historical facts, including statements regarding the potential terms and conditions of the subsequent Exchange Offer and Non-Qualified Settlement Procedure, the beliefs and expectations of Oi and the Issuer, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “plans,” “targets,” “goal” and similar expressions, as they relate to Oi and the Issuer or their management, are intended to identify forward-looking statements. There is no guarantee that the expected events, tendencies or expected results will actually occur, or that the Non-Qualified Recovery will occur on the terms described, or at all. Such statements reflect the current views of management of Oi and the Issuer and are subject to a number of risks and uncertainties. Such statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Oi and the Issuer or their affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the Brazilian or U.S. federal securities laws or the rules and regulations of the CVM, the SEC or of regulatory authorities in other applicable jurisdictions, Oi and the  Issuer and their affiliates disclaim any obligation to update, revise or publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures Oi and the Issuer make on related subjects in reports and communications that Oi and the Issuer file with the CVM and the SEC.

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